Exhibit 99.1

NEWS RELEASE — for immediate release

Alexza Reports 2015 Third Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today at 5:00 p.m. Eastern Time

Mountain View, California, November 5, 2015 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended September 30, 2015. The net loss for the third quarter was $5.4 million compared to $13.3 million during the same quarter in 2014. The net loss for the nine months ended September 30, 2015 and 2014 was $18.3 million and $30 million, respectively. At September 30, 2015, Alexza had consolidated cash and cash equivalents of $11.3 million.

“We continue our efforts to increase the value of ADASUVE, our pipeline, and of Alexza,” said Thomas B. King, President and CEO of Alexza Pharmaceuticals. “In the last six months, we have moved to decrease our costs, reposition our management team, secure financing and have engaged Guggenheim to explore strategic options.”

King continued, “We concluded our near term ADASUVE commercial manufacturing in August, having successfully produced more than 110,000 units in our 2015 production campaign. Following this work, we suspended our commercial manufacturing operations and expect to realize significant cost savings beginning in the fourth quarter.”

King concluded, “We recently announced our plans to reacquire the ADASUVE U.S. commercial rights from Teva. We continue to remain confident in the long-term commercial prospects for ADASUVE and over the course of the next few months, we will evaluate all of our options and pursue the strategy that we believe will allow us to maximize value for our stockholders.”

Alexza Business Updates

•	In September, Grupo Ferrer Internacional, S.A. (Ferrer) and Alexza provided an ADASUVE update on commercial activities in Europe and Latin America. Key highlights included:

•	ADASUVE is now available in 283 hospital settings in the EU, compared to approximately 160 hospitals one year ago, an increase of 77%.

•	ADASUVE has experienced continued sustained growth in product sales. Unit sales during the first half of 2015 were more than 6 times the number of ADASUVE units sold in the first half of 2014.

•	Alexza and Ferrer continue to receive strong and consistent feedback from healthcare professionals across all countries in Europe. Countries with routine use of ADASUVE include Germany, Romania, Sweden, Norway, Finland, Denmark and Spain. The rest of the EU countries, where ADASUVE is commercially available, are in the process of listing the product in the hospital formularies, and gaining initial trial and use with patients in hospitals in these countries.

•	Ferrer recently met with the EU regulatory authorities to explore the potential modification of the ADASUVE label in Europe to allow the use of the product in the outpatient setting.

•	In September 2015, Alexza announced that it had retained Guggenheim Securities, LLC to assist in exploring strategic options to enhance stockholder value, including a possible sale or disposition of one or more corporate assets, a strategic business combination, partnership or other transactions.

•	In September 2015, Alexza issued a promissory note to Ferrer. The note provides that Ferrer will loan Alexza up to $5 million in two tranches: (i) the initial tranche of $3 million was received by Alexza on September 28, 2015 and (ii) Alexza has the option to borrow the second tranche of $2 million at any time on or after January 1, 2016. The note bears interest at 6% per annum and all outstanding principal and accrued interest is due and payable upon Ferrer’s demand on May 31, 2016. Alexza issued 125,000 shares of its common stock to Ferrer as additional consideration for the loan.

•	In October 2015, Alexza announced its plans to reacquire the U.S. rights for ADASUVE from Teva Pharmaceuticals USA, Inc. (Teva), a subsidiary of Teva Pharmaceutical Industries Ltd., with an estimated target completion date of January 1, 2016. Alexza and Teva also plan to restructure the obligations under the outstanding note from Teva. Alexza and Teva are working on a transition agreement to continue product availability to patients and health care providers after the return of the rights to Alexza.

•	In October 2015, Alexza announced two management promotions. Catherine McAuliffe was promoted to the newly created position of Vice President, Operations, and Stacy Palermini was promoted to Vice President, Finance. Ms. Palermini is also Alexza’s Corporate Secretary and Treasurer. Thomas B. King, President and CEO, was named as Alexza’s Principal Accounting Officer and Principal Financial Officer.

•	Alexza’s Phase 2a clinical trial of AZ-002 (Staccato alprazolam) is 50% enrolled. AZ-002 is being developed for the management of epilepsy patients with acute repetitive seizures, sometimes called cluster seizures, or ARS. The study is being conducted at three clinical sites, and two new sites are being initiated. The Company expects to complete this study in the fourth quarter of 2015.

•	During the second and third quarters of 2015, Alexza and Ferrer successfully conducted three GMP inspections of the Alexza manufacturing facility that provides ADASUVE for countries within the European Union, Latin America, Korea, Philippines, Thailand, countries in the Commonwealth of Independent States and the Middle East and North Africa, including inspections by EMA (EU), ANVISA (Brazil) and TITCK (Turkey). These inspections are part of the ongoing regulatory review processes for ADASUVE.

Financial Results—Periods Ended September 30, 2015 and 2014

Alexza recorded revenue of $1.8 million and $4.4 million in the three and nine months ended September 30, 2015, respectively, compared to $0.54 million and $4.1 million in the same periods in 2014, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Product revenue	$1,061	$93	$2,394	$1,646
Milestone revenue	—	—	—	1,000
Amortization of upfront payments	712	364	1,954	1,457
Royalty revenue	—	—	5	4

Total revenues	$1,773	$457	$4,353	$4,107

Operating expenses were $9.4 million and $10.5 million in the three months ended September 30, 2015 and 2014, respectively, and $34.4 million and $34.3 million for the nine months ended September 30, 2015 and 2014, respectively.

During 2013 and 2014, Alexza completed production of ADASUVE for commercial launch and initial stocking, which did not utilize Alexza’s full manufacturing capacity. In collaboration with Teva and Ferrer, Alexza conducted an analysis to evaluate forward-looking demand for the product and cost-effective strategies for ADASUVE commercial production. The analysis included supply chain requirements, production volume and timelines, batch sizes and possible scenarios to make global production more efficient and cost-effective. Earlier this year, Teva and Ferrer provided longer-term, ADASUVE orders, allowing Alexza to manufacture ADASUVE in a consistent manner to take advantage of the efficiencies of continued batch production. Through the third quarter of 2015, Alexza produced approximately 110,000 units of ADASUVE which completed the fulfillment of the Teva and Ferrer orders. Alexza has completed the suspension of the ADASUVE commercial production operations and plan to resume commercial production in the future, as additional commercial product is required by Ferrer or any future collaborators. We may also consider contracting with third party manufacturers for ADASUVE units if deemed more efficient, including third-party manufacturers with multi-product facilities.

In addition to reductions in the commercial production operations, Alexza focused on reductions to its research and development and general and administrative functions. Research and development expenses were $2.5 million and $10.0 million during the three and nine months ended September 30, 2015, respectively, and $3.4 million and $10.6 million in the same periods in 2014, respectively.

General and administrative expenses were $3.2 million and $10.4 million during the three and nine months ended September 30, 2015 and $3.8 million and $11.8 million in the same periods in 2014, respectively.

Alexza believes that, based on its cash and cash equivalents balances at September 30, 2015, available proceeds under the Ferrer bridge loan, and Alexza’ expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the second quarter of 2016. Changing circumstances may cause Alexza to consume capital significantly faster or slower than it currently anticipates, or to alter its operations.

Conference Call Information—5:00 p.m. Eastern Time on November 5, 2015

To access the webcast via the Internet, go to www.alexza.com, under the “Investors” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

1-844-492-3732 or +1-412-542-4199 (international)

Passcode: Please request the Alexza Pharmaceuticals conference call

REPLAY:

1-877-344-7529 or +1-412-317-0088 (international)

Passcode: 10074639

A replay of the conference call may also be accessed at www.alexza.com under the “Investors” link. A replay of the call will be available for 7 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries, approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s current commercial partner for ADASUVE in the United States, though Alexza has announced its intention to reacquire the United States commercial rights from Teva with an estimated target completion date of January 1, 2016. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of November 5, 2015 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of September 30, 2015.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. Additionally, there are risks and uncertainties inherent in the process of negotiating the acquisition of the U.S. rights for ADASUVE from Teva and restructuring the obligations under the outstanding note from Teva. Alexza does not have a defined timeline for this process and is not confirming that the process will result in any specific action or transaction. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
650.944.7900 (investor / media questions)
investor.info@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Collaboration revenue	$712	$364	$1,959	$2,461
Product sales	1,061	93	2,394	1,646

Total revenue	1,773	457	4,353	4,107
Operating expenses:
Cost of goods sold	3,675	3,279	13,954	11,973
Research and development	2,463	3,391	10,048	10,553
General and administrative	3,232	3,827	10,392	11,773

Total operating expenses	9,370	10,497	34,394	34,299
Loss from operations	(7,597)	(10,040)	(30,041)	(30,192)
(Loss)/gain on change in fair value of contingent consideration liability	4,200	(1,100)	18,232	5,349
Interest and other income/ (expense), net	(72)	14	(87)	22
Interest expense	(1,969)	(2,202)	(6,396)	(5,204)

Net loss	$(5,438)	$(13,328)	$(18,292)	$(30,025)

Basic and diluted net loss per share	$(0.27)	$(0.77)	$(0.93)	$(1.73)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,287	$15,200
Marketable securities	—	19,574
Receivables	822	173
Inventory	103	3,729
Prepaid expenses and other current assets	1,212	3,109

Total current assets	13,424	41,785
Property and equipment, net	10,301	13,953
Restricted cash	—	2,757
Other assets	2,497	3,065

Total assets	$26,222	$61,560

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	13,313	11,517
Total noncurrent liabilities	81,758	101,696
Total stockholders’ deficit	(68,849)	(51,653)

Total liabilities and stockholders’ deficit	$26,222	$61,560

(1)	Derived from the audit financial statements on that date.